UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kennedy, Michael D.
   6060 S. Willow Drive
   Greenwood Village, CO  80111
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   CH2M HILL Companies, Ltd.
   Issuer is not traded on an Exchange
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Unit Interest in Defer|1-for-1 |3/2/0|A   |V|8,615.385  |A  |Immed|(1)  |Common Stock|8,615.3|$9.75  |8,615.385   |D  |            |
red Compensation Trust|        |1    |    | |           |   |.    |     |            |85     |       |            |   |            |
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Stock Options (Right t|$9.75   |2/16/|A   |V|9,000      |A  |(2)  |2/16/|Common Stock|9,000  |       |42,750 (3)  |D  |            |
o Buy)                |        |01   |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Unit of Interest in the Deferred Compensation Trust are payable upon the first day of the month following retirement in annual installments for five years.
(2) Stock Options shall vest 25% on February 16, 2002, 25% on February 16, 2003 and 50% on February 16,
2004.
(3) Because of eligibility restrictions in CH2M HILL Stock Appreciation Rights
(SARs) Plan, effective 1/1/2000
8,750 SARs granted to Michael D. Kennedy on 11/12/99 were converted to Stock Option (Right to Buy) at the same strike price and vesting schedule.
(4) Michael D. Kennedy executed a Power of Attorney, a copy of which has previously been filed with the
Securities and Exchange Commission, that authorizes S. Wyatt McCallie or Margaret B. McLean to sign this Form 4 on his behalf.
SIGNATURE OF REPORTING PERSON
Margaret B. McLean - Attorney-in-fact (4)
DATE
April 10, 2001